Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of
Axonyx Inc.:

We consent to the use of our report dated February 13, 2004 with respect to the consolidated balance sheets of Oxis International, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended which report appears in the Form 8-K/A of Axonyx Inc. dated March 30, 2004.

/s/ WILLIAMS & WEBSTER, P.S.

Certified Public Accountants

Spokane, WA
March 30, 2004

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